NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX-MONTH 2010 RESULTS AND UPDATES
W AUSTIN HOTEL & RESIDENCES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•
During the second quarter of 2010, Stratus completed several financing transactions, including the final $30 million in project financing for the W Austin Hotel & Residences project and extensions and modifications of its revolving credit facility and seven unsecured term loans.

•
W Austin Hotel & Residences project in downtown Austin, Texas, continues to be on schedule and within budgeted cost of approximately $300 million, with targeted opening of the hotel and delivery of the first condominium residences in December 2010 and opening of the music venue in early 2011.

•	At June 30, 2010, Stratus had $13.2 million of cash and cash equivalents and $15.9 million in available borrowing capacity under its credit facility.

SUMMARY FINANCIAL RESULTS
			Six Months Ended
	Second Quarter		June 30,
	2010	2009	2010	2009
	(In Thousands, Except Per Share Amounts)
Revenues	$1,765	$3,490	$4,065	$5,022
Operating loss	(2,712)	(2,650)	(5,515)	(5,529)
Net loss	(11,652)	(1,548)	(13,432)	(3,391)
Net loss attributable to Stratus common stock	(11,534)	(1,444)	(13,243)	(3,181)

Diluted net loss per share attributable to Stratus common stock	$(1.55)	$(0.19)	$(1.78)	$(0.43)

Diluted weighted average shares of common stock
outstanding	7,465	7,435	7,461	7,441

AUSTIN, TX, August 16, 2010 – Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $11.5 million, $1.55 per share, for the second quarter of 2010, compared with a net loss of $1.4 million, $0.19 per share, for the second quarter of 2009. For the first six months of 2010, Stratus reported a net loss attributable to common stock of $13.2 million, $1.78 per share, compared with a net loss of $3.2 million, $0.43 per share, for the first six months of 2009. The losses in the 2010 periods reflect a charge of $9.8 million to establish a valuation allowance against net deferred tax assets of $10.0 million.

William H. Armstrong III, President, Chairman and Chief Executive Officer of Stratus stated, “The W Austin Hotel & Residences project is moving forward aggressively to becoming the premier hotel and condominium property in downtown Austin, with its live music venue creating a valuable addition to the vibrant 2nd Street District. This project complements Stratus’ existing real estate portfolio and expertise as a leading developer of high-quality residential and commercial real estate in the Austin market.”

W Austin Hotel & Residences Project Status. Stratus’ development of the W Austin Hotel & Residences in downtown Austin, conducted through a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), is proceeding on schedule and within budget of approximately $300 million. Construction of the 36-story project commenced in the second quarter of 2008, with the exterior of the building substantially complete and interior electrical and finishing work progressing as scheduled. The 251-room hotel, which we believe will set the standard for contemporary luxury in downtown Austin, will be managed by Starwood Hotels & Resorts Worldwide Inc. and is expected to open in December 2010.  Condominium residences will be completed on a floor-by-floor basis with expected completion beginning in December of 2010 and continuing through mid-2011. Currently, 81 of the 159 condominium residences are under contract.  The sales contracts are generally secured with buyer deposits of 10 percent of the purchase price. The project also includes a live music venue and production studio with a maximum capacity of approximately 3,000 people.  In addition to hosting concerts and private events, the venue will be the new home of Austin City Limits.  The venue is expected to begin operating in early 2011.

During the second quarter of 2010, Stratus and Canyon-Johnson completed the final steps in securing the required financing for the project, including completing their equity commitment.  As of June 30, 2010, capital contributions totaled $65.3 million for Stratus and $87.3 million for Canyon-Johnson.  On April 6, 2010, the joint venture entered into an agreement with Hunter’s Glen/Ford Investments I LLC (the Ford loan agreement), effective as of March 31, 2010, to finance $30 million of the remaining construction costs of the W Austin Hotel & Residences project.  Full funding under the Ford loan agreement was made as of June 30. Stratus and Canyon-Johnson also contributed an additional $2.7 million each during the second quarter of 2010.

Pursuant to a construction loan agreement entered into on October 21, 2009, with Beal Bank Nevada (the Beal Bank loan agreement), the joint venture may borrow up to an aggregate of $120 million to fund the construction, development and marketing costs of the W Austin Hotel & Residences project.  Total borrowings under the Beal Bank loan agreement through July 30, 2010, totaled $20.2 million, with additional advances expected to be made monthly until the loan is fully funded.

In April 2010, Stratus modified its revolving credit facility with Comerica Bank to extend the maturity, adjust the interest rate and replace the existing $45 million revolving loan with a $35 million revolving loan and a $10 million term loan.  In addition, Stratus modified its seven unsecured term loans with First American Asset Management (FAAM), extending the maturity dates for $27 million of the principal amount and modifying the applicable interest rates. Stratus repaid $2.0 million of the related amounts outstanding upon modification in March 2010 and repaid an additional $2.0 million in June 2010, leaving an aggregate outstanding balance as of June 30, 2010, of $36 million.

Financial Results.   Stratus continues to market its high-priority development activities and to maximize long-term property values, despite current real estate market conditions. Stratus’ property sales totaled $0.6 million for the second quarter of 2010, which included one Calera Court Courtyard home, compared with $1.9 million

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for the second quarter of 2009, which included one Calera Court Courtyard home and 20 lots in the Meridian development in the Circle C community. Stratus’ property sales totaled $1.5 million for the first six months of 2010, which included one Calera Court Courtyard home and 13 lots in the Meridian development, compared with $2.1 million for the first six months of 2009, which included one Calera Court Courtyard home and 23 lots in the Meridian development. The decrease in developed property sales revenues resulted from a lower number of lots sold at Meridian primarily related to the completion of sales under homebuilder contracts in the first quarter of 2010.  Stratus currently has no outstanding homebuilder contracts.

Rental income from commercial leasing properties increased to $1.1 million in the second quarter of 2010 from $1.0 million in the second quarter of 2009, and increased to $2.4 million for the first six months of 2010, compared with $2.1 million for the first six months of 2009, primarily because of an increase in rental income at 5700 Slaughter in the Circle C community, which was in the initial leasing stage during 2009.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operations and sale of commercial, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT.  This press release contains forward-looking statements in which we discuss our expectations regarding future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding anticipated real estate sales, commercial leasing activities, and development and financing activities at the W Austin Hotel & Residences project.  The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts, in each case as they relate to us or our management, are intended to identify those assertions as forward-looking statements.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. We caution investors that we assume no obligation to update the forward-looking statements in this discussion and analysis and we do not intend to update the forward-looking statements more frequently than quarterly.

In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions. We caution readers that those statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements.  Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include changes in economic and business conditions, business opportunities that may be presented to and/or pursued by us, the availability of financing, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under the heading “Risk Factors” in our Form 10-K for the year ended December 31, 2009.

A copy of this release is available on Stratus’ web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010		2009	2010		2009
Revenues:
Real estate	$595		$1,894	$1,469		$2,085
Rental income	1,132		960	2,429		2,133
Commissions, management fees and other	38		636	167		804
Total revenues	1,765		3,490	4,065		5,022
Cost of sales:
Real estate, net	1,831		3,035	3,937		4,096
Rental	666		786	1,411		1,617
Depreciation	409		384	829		824
Total cost of sales	2,906		4,205	6,177		6,537
General and administrative expenses	1,571		1,935	3,403		4,014
Total costs and expenses	4,477		6,140	9,580		10,551
Operating loss	(2,712)		(2,650)	(5,515)		(5,529)
Interest income	10		15	24		261
Other income	-		567	228		567
Loss on extinguishment of debt	-		(182)	-		(182)
(Loss) gain on interest rate cap agreement	(1)		103	(25)		70
Loss before income taxes and equity in unconsolidated affiliate’s loss	(2,703)		(2,147)	(5,288)		(4,813)
Equity in unconsolidated affiliate’s loss	(73)		(108)	(149)		(182)
(Provision for) benefit from income taxes	(8,876	)a	707	(7,995	)a	1,604
Net loss	(11,652)		(1,548)	(13,432)		(3,391)
Net loss attributable to noncontrolling interest in subsidiaryb	118		104	189		210
Net loss attributable to Stratus common stock	$(11,534)		$(1,444)	$(13,243)		$(3,181)

Net loss per share attributable to Stratus common stock:
Basic and diluted	$(1.55)		$(0.19)	$(1.78)		$(0.43)

Weighted average shares of common stock outstanding:
Basic and diluted	7,465		7,435	7,461		7,441

a.	Reflects a charge of $9.8 million to establish a valuation allowance against net deferred tax assets in second-quarter 2010.
b.	Relates to the operations of W Austin Hotel & Residences, Stratus’ consolidated subsidiary.

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30,		December 31,
	2010		2009
ASSETS
Cash and cash equivalents	$13,227		$15,398
Real estate held for sale – developed or under development	130,789		124,801
Real estate held for sale – undeveloped	78,254		57,201
Real estate held for use, net	136,467		101,863
Investment in unconsolidated affiliate	3,257		3,391
Deferred tax assets	170	a	8,296
Other assets	22,590		17,640
Total assets	$384,754		$328,590

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$28,192		$16,247
Accrued interest and property taxes	3,922		3,401
Deposits	8,686		7,700
Debt	125,423		81,105
Other liabilities	1,731		2,224
Total liabilities	167,954		110,677

Commitments and contingencies

Equity:
Stratus stockholders’ equity:
Preferred stock	-		-
Common stock	83		83
Capital in excess of par value of common stock	197,493		197,333
Accumulated deficit	(49,242)		(35,999)
Common stock held in treasury	(17,972)		(17,941)
Total Stratus stockholders’ equity	130,362		143,476
Noncontrolling interest in subsidiaryb	86,438		74,437
Total equity	216,800		217,913
Total liabilities and equity	$384,754		$328,590

a.
Reflects an additional valuation allowance of $9.8 million against its net deferred tax asset. During second-quarter 2010, Stratus concluded that there was not sufficient positive evidence supporting the realizability of its deferred tax assets beyond an amount totaling $0.2 million.

b.	Relates to Canyon-Johnson’s interest in the W Austin Hotel & Residences project.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended June 30,
	2010	2009
Cash flow from operating activities:
Net loss	$(13,432)	$(3,391)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	829	824
Loss (gain) on interest rate cap agreement	25	(70)
Loss on extinguishment of debt	-	182
Cost of real estate sold	1,122	1,520
Deferred income taxes	7,973	(1,670)
Stock-based compensation	289	346
Equity in unconsolidated affiliate’s loss	149	182
Deposits	(2,169)	(747)
Purchases and development of real estate properties	(25,083)	(20,574)
Municipal utility district reimbursements	-	3,387
Decrease in other assets	470	730
(Decrease) increase in accounts payable, accrued liabilities and other	(1,001)	567
Net cash used in operating activities	(30,828)	(18,714)

Cash flow from investing activities:
Development of commercial leasing properties	(26,724)	(15,238)
Proceeds from matured U.S. treasury securities	-	15,391
Investment in unconsolidated affiliate	(15)	(260)
Other	-	40
Net cash used in investing activities	(26,739)	(67)

Cash flow from financing activities:
Borrowings from revolving credit facility	15,359	10,000
Payments on revolving credit facility	(1,333)	(1,569)
Borrowings from project and term loans	34,500	4,700
Payments on project and term loans	(4,208)	(398)
Noncontrolling interest contributions	12,190	23,000
Net payments for stock-based awards	(7)	(96)
Purchases of Stratus common shares	-	(404)
Financing costs	(1,105)	-
Net cash provided by financing activities	55,396	35,233
Net (decrease) increase in cash and cash equivalents	(2,171)	16,452
Cash and cash equivalents at beginning of year	15,398	17,097
Cash and cash equivalents at end of period	$13,227	$33,549

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